Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 153 - dated Monday, August 15, 2005 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XVK6	$11,943,000.00	100.000%	1.500%	$11,763,855.00	FIXED	5.250%
SEMI-ANNUAL
								08/15/2015	02/15/2006	$25.81	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2007 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XVL4	$12,570,000.00	100.000%	2.500%	$12,255,750.00	FIXED	5.600%
SEMI-ANNUAL
								08/15/2030	02/15/2006	$27.53	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2010 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2010 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Trade Date: Monday, August 15, 2005 @12:00 PM ET
Settlement Date: Thursday, August 18, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0116 via Refco Securities, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04